As filed with the Securities Exchange Commission on •, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

SMITHTOWN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK (Jurisdiction of Incorporation or Organization Number)	11-2695037 (IRS Employer Identification Number)
100 MOTOR PARKWAY, SUITE 160,
HAUPPAUGE, NEW YORK 11788
(631) 360-9304

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Registered Office)

SMITHTOWN BANCORP, INC. 2007 STOCK COMPENSATION PLAN
(Full title of the plan)

BRADLEY E. ROCK
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
SMITHTOWN BANCORP, INC.
100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788
(631) 360-9304

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	874,163	None	None	$763.36

(1)

This Registration Statement covers, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

        This registration statement on Form S-8 registers common shares, par value $0.01 per share (the “Common Stock”) of Smithtown Bancorp, Inc. (the “Company” or “Registrant”), which may be issued pursuant to the Registrant’s 2007 Stock Compensation Plan, as amended (the “Plan”). After giving effect to this filing, an aggregate of 874,163 shares of the registrant’s common stock have been registered for issuance pursuant to the Plan.

        The documents containing the information required by PART I of this Registration Statement on Form S-8 (the “Registration Statement”) are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission. Documents containing the information required by PART I will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of PART II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents have been filed with the Securities and Exchange Commission by the Company are hereby incorporated by reference into this registration statement and made a part hereof:

        (a)     The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

        (b)     The Company’s Current Reports on Form 8-K, filed on January 18, 2007, February 2, 2007, February 28, 2007, March 9, 2007, April 25, 2007, April 30, 2007, May 23, 2007, May 25, 2007, June 28, 2007, July 26, 2007, August 29, 2007, September 20, 2007, September 21, 2007, October 10, 2007, October 26, 2007, November 1, 2007, November 6, 2007, November 28, 2007 and December 26, 2007.

        (c)     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

        (d)     A description of the class of securities of the Company, $0.01 par value per share contained in the registration statement filed under Section 12 of the Exchange Act, including any amendment or report that updated such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 722 of the New York Business Corporation Law authorizes indemnification of directors and officers under certain circumstances. Under the Company Bylaws, the Company provides for the following indemnification of directors and officers: Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, shall be indemnified by the corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, to the fullest extent permitted under Article 7 of the New York Business Corporation Law. The Board of Directors may also, in its discretion, cause the corporation to maintain insurance for the indemnification of directors and officers as permitted under Section 726 of the New York Business Corporation Law. The Company has purchased an officers and directors liability insurance policy which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

        See the Exhibit Index which is incorporated herein by reference.

Item 9.    Undertakings

        (a)     The Company hereby undertakes:

             (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)   to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation Registration Fee” table in the effective registration statement;

                 (iii)   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

             (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Smithtown Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York on December 31, 2007.

SMITHTOWN BANCORP, INC. (Registrant) By: /s/ Bradley E. Rock Name: Bradley E. Rock Chairman, President, and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on December 31, 2007.

Name	Title

/s/ Bradley E. Rock -------------------------------------- Bradley E. Rock	Chairman, President, and Chief Executive Officer (Principal Executive Officer)

/s/ Anita M. Florek -------------------------------------- Anita M. Florek	Executive Vice President (Principal Financial Officer)

Bradley E. Rock Patricia C. Delaney Patrick A. Given Augusta Kemper Hyukmun Kwon Robert W. Scherdel Sanford C. Scheman Manny Schwartz Barry M. Seigerman	Director Director Director Director Director Director Director Director Director

Bradley E. Rock, by signing his name hereto, does hereby sign this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the Registrant.

By: /s/ Bradley E. Rock Name: Bradley E. Rock Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1†	Articles of Incorporation

4.2†	By-Laws amended as of April 24, 2007

4.3†	By-Laws Page Nos. 2, 11, 12, 13, 14 Articles of Incorporation Page No. 2

10.1*	Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

5*	Opinion of Patricia C. Delaney as to the legality of the securities being registered.

23.1*	Consent of Crowe Chizek and Company, LLC.

23.2*	Consent of Patricia C. Delaney (included in exhibit 5 hereto).

24*	Power of Attorney pursuant to which certain directors have signed this Form S-8 Registration Statement.

*	Filed herewith.
†	Incorporated by reference and filed as a part of the Registrant’s Form S-14 Registration Statement under the Securities Act of 1933, Reg #2-91511, filed on June 6, 1984.